Exhibit 10.1

WILSON BANK & TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (“Plan”) is adopted as of this 22nd day May, 2015 (the “Effective Date”) by Wilson Bank & Trust, a Tennessee corporation (the “Employer” or the “Bank”) for the benefit of Randall Clemons (the “Executive”). The purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Employer and the Employer desires to incentivize the executives to continue in its employ.

This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3), and 401(a)(1). This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:

1.1. “Account Balance” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) on behalf of the Executive.

1.2. “Annuity Contract” means the following annuity contract(s) purchased and solely owned by the Bank: [a Flexible Premium Indexed Deferred Annuity Contract issued by                      Insurance Company, contract #                     and issued by                      Insurance Company, contract #                      or such other annuity contracts as the Bank may purchase from time to time].

1.3. “Beneficiary” means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of his or her death.

1.4. “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5. “Board” means the Board of Directors of the Employer.

1.6. “Change in Control” shall be deemed to have taken place if there occurs a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Employer as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

1.7. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of net less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, as determined under Section 1.409A-3(i)(4).

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.8. “ERISA” means the Employee Retirement Income Security Act of 1974.

1.9. “Rider” means the income rider attached to the Annuity Contract as an endorsement or other product feature that operates as an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.10. “Normal Retirement Age” means age sixty-five (65).

1.11. “Normal Retirement Date” means the date the Executive Separates from Service after reaching Normal Retirement Age.

1.12. “Separation from Service” means separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2

DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

2.1. Annuity Contract and Other Investments. For purposes of satisfying its obligations to provide benefits under this Plan, the Bank has initially invested in the Annuity Contract and may invest in other investments. However, nothing in this Section shall require the Bank to invest in any particular form of investment.

2.2. Ownership of the Annuity Contract. The Bank is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the death proceeds of the Annuity Contract. The Bank shall at all times be entitled to the Annuity Contract’s cash surrender value, as that term is defined in the Annuity Contract.

2.3. Right to Annuity Contract. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating this Plan, provided the Bank replaces the Annuity Contract with a comparable annuity policy or asset of comparable value. Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors

2.4. Rabbi Trust. Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his or her Beneficiary shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3

RETIREMENT AND OTHER BENEFITS

3.1. Normal Retirement Benefit. Upon the Executive’s Separation from Service on or after reaching Normal Retirement Age for any reason other than death or Disability, the Executive will be entitled to the monthly benefit payment described in this paragraph 3.1. The amount of the monthly benefit will equal the amount that is paid from the Annuity Contract designated under this Plan to benefit the Executive through the Rider (the “Normal Retirement Benefit”). The Normal Retirement Benefit will be payable in equal monthly installments for the life of the Executive commencing on the first (1st) day of the second month following the Executive’s Normal Retirement Date. This shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.2. Other Separation from Service. In the event the Executive should Separate from Service prior to Normal Retirement Age for any reason other than death, Disability, or on or following a Change in Control, this agreement will terminate and the Executive will not be entitled to any of the benefits enumerated in this agreement.

3.3. Disability Benefit. Upon the Executive’s Disability while actively employed by the Employer, but prior to his or her Normal Retirement, the Executive will be entitled to the benefit described in this Section 3.4 in lieu of any other benefit under this Agreement. The Disability Benefit will equal sixty (60%) percent of the Executive’s base salary and bonus at the time of the Disability less i) the Disability Benefit payable under the Wilson Bank and Trust Executive Salary Continuation Agreement for Larry W. Squires, as amended and frozen as of October 1, 2012 (the “Frozen SERP”) and ii) the Disability Benefit payable under the Wilson Bank and Trust Supplemental Executive Retirement Plan entered into as of November 23, 2012. The Disability Benefit is payable in equal monthly installments commencing on the first (1st) day of the third month following the date of the Executive’s Disability and payable until the Executive reaches Normal Retirement Age. At Normal Retirement Age, the Disability Benefit will be reduced to an amount equal to the Normal Retirement Benefit as provided for in Section 3.1 as if the Executive separated from service at the Executive’s Normal Retirement Age and such reduced amount shall continue for the life of the Executive as provided in Section 3.1.

3.4. Preretirement Death Benefit. Upon death of the Executive while in service to the Employer, the Employer shall pay to the Executive’s Beneficiary the Account Balance, payable in a lump sum no later than thirty (30) days from the date of death (with the Beneficiary having no right to designate the taxable year of the payment).

3.5. Postretirement Death Benefit. Upon death of the Executive after benefit payments have commenced under the Plan, but before receiving a total of one hundred eighty (180) payments, the Employer shall continue payments to the Executive’s Beneficiary until a total of one hundred eighty (180) payments have been paid to the Executive and/or his Beneficiary. If the Executive dies after receiving one hundred eighty (180) or more payments of benefit payments, this Agreement will terminate and no additional payments will be made to the Executive’s Beneficiary under the Plan.

3.6. Change in Control Benefit. Upon a Change in Control, the Executive will be one hundred percent (100%) vested in the Retirement Benefit as provided for in Section 3.1 as if the Executive separated from service at the Normal Retirement Age. Such benefits shall be payable in equal monthly installments for the life of the Executive commencing thirty (30) days following said Change in Control.

3.7. Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the following special rules shall apply if the stock of the Employer is publicly traded at the time of the Executive’s Separation from Service in order for this Plan to comply with Section 409A of the Code: (i) to the extent the Executive is a “specified employee” (as defined under Section 1.409A-1(i) of the Treasury Regulations) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

ARTICLE 4

BENEFICIARIES

4.1. Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2. Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4. No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5. Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1. Limits on Payments. It is the intention of the parties that none of the payments to which the Executive is entitled under this Plan will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k) or implementing regulations of the FDIC, the payment of which is prohibited (collectively, “Section 1828(k)”). Notwithstanding any other provision of this Plan to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Plan, or otherwise, are subject to and conditioned on compliance with Section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary federal banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of Section 1828(k) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1. Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows, and strictly in accordance with section 409A of the Code:

(a) Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b) Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2. Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a) Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

All claim determinations under this Section 6 shall be made in accordance with section 409A of the Code and the Regulations thereunder.

ARTICLE 7

MISCELLANEOUS

7.1. Amendments and Termination. Strictly in compliance with Section 409A of the Code, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except as otherwise provided herein, this Agreement may be terminated solely by the Employer in its sole discretion. Any acceleration of payments or change in the form of payments under this Agreement, including upon the amendment, modification or termination of the Agreement, shall be made strictly as permitted and in accordance with section 409A of the Code, including 1.409A-3(j)(4) of the Treasury Regulations.

7.2. No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive’s right to terminate employment at any time.

7.3. Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4. Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5. Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such state.

7.6. Unfunded Arrangement. The Executive and his/her Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.7. Benefit Provision. Notwithstanding the provisions of this Plan in the payment of the benefits under Article 3, any benefits payable under this Plan are contingent solely upon the amount that is provided by the Annuity Contract(s) as identified in this Plan or other provision as provided for in Article 2.

7.8. Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9. Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.10. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board, at P.O. Box 768, Lebanon, TN 37088.

7.11. Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.12. Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly.

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1. Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan.

8.2. Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3. Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4. Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5. Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

This Supplemental Executive Retirement Plan Agreement is hereby adopted as of the date written above.

THE EXECUTIVE:	WILSON BANK & TRUST

/s/ Randall Clemons	By:	/s/ Elmer Richerson
Randall Clemons
	Title:	President

BENEFICIARY DESIGNATION

WILSON BANK & TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I, Randall Clemons, designate the following as Beneficiary of any death benefits under the Wilson Bank & Trust Supplemental Executive Retirement Plan:

Primary: ___________________________________________________________________________________________

________________________________________________________________________________________________________

Contingent: __________________________________________________________________________________________

________________________________________________________________________________________________________

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:
Randall Clemons

Date:	, 20

Accepted by the Employer this day of , 20 .

By:
Print Name:
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